Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey Knutson

(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2016

FIRST QUARTER FINANCIAL RESULTS

●    First Quarter Results Impacted by Challenging Global Oil and Gas Markets

●    Company Continues Cost Saving and Capital Allocation Initiatives

●    Balance Sheet Remains Strong with $8,769,000 in Net Cash at September 25, 2015

RACINE, WISCONSIN—October 27, 2015—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2016 first quarter ended September 25, 2015.

Sales for the first three months of fiscal 2016 were $37,373,000, compared to $64,824,000 for the same period last year. The significant decline in fiscal 2016 sales is the result of reduced demand for the Company’s oil and gas related products in both North America and Asia driven by the global decline in oil and natural gas prices, along with softening demand in Asia for the Company’s commercial marine products. Demand from customers in Europe remains weak, while overall demand in North America remains stable for the Company’s commercial marine and industrial products. Currency had an unfavorable impact on fiscal 2016 first quarter sales compared to the prior year totaling $4,496,000 due to the strengthening of the U.S. dollar against the euro and Asian currencies. Adjusting for constant currency, fiscal 2016 first quarter sales declined 35.4 percent compared to the prior year.

John Batten, President and Chief Executive Officer, stated: “Sustained lower oil and gas prices have severely impacted demand for our oil and gas pressure-pumping transmission systems. We took initial actions during the fourth quarter of fiscal 2015 to lower costs and to improve efficiencies, but demand continued to erode in the first quarter. As a result, we will be taking additional actions throughout the year to reduce costs and adjust for challenging global market conditions within our oil and gas, and pleasure craft markets. We remain dedicated to these markets and will continue to invest in our leading product portfolio and service organization. Twin Disc has experienced many industry cycles since the company was founded in 1918. Strategies to adjust our business for challenging market conditions are difficult and are not taken lightly, but are necessary to manage through the cyclical nature of our markets and position the Company for long-term success.”

Gross profit for the fiscal 2016 first quarter was 21.9 percent, compared to 34.5 percent in the fiscal 2015 first quarter. The decrease in fiscal 2016 first quarter gross profit was the result of lower volumes, a less profitable product mix, an unfavorable currency impact, and reduced absorption primarily at the Company’s U.S. manufacturing operation.

For the fiscal 2016 first quarter, marketing, engineering and administrative (ME&A) expenses declined $670,000 primarily due to currency movements, reduced bonus expense, and general cost containment measures, partially offset by increases related to stock compensation expense, increased pension expense, and corporate development activities.

The Company sold the assets and distribution rights of its distribution entity covering the southeast U.S. territory for approximately $4,100,000, resulting in a net operating gain of $500,000.

The fiscal 2016 first quarter effective tax rate was 34.1 percent, compared to the fiscal 2015 first quarter rate of 39.0 percent. Both periods were impacted by non-deductible operating losses in a foreign jurisdiction that is subject to a full valuation allowance. Adjusting both periods for the non-deductible losses, the fiscal 2016 first quarter rate would have been 35.2%, compared to 36.3% for the fiscal 2015 first quarter. The reduction in the fiscal 2016 effective tax rate was primarily a function of jurisdictional mix.

Net loss attributable to Twin Disc for the fiscal 2016 first quarter was ($4,323,000), or ($0.39) per share, compared to earnings of $4,043,000, or $0.36 per share, for the fiscal 2015 first quarter.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* was ($4,219,000) for the fiscal 2016 first quarter, compared to $9,364,000 for the fiscal 2015 first quarter.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated: “Our balance sheet is strong and provides the Company with significant flexibility as we navigate through this difficult period and execute cost savings initiatives. At September 25, 2015 the Company had cash of $23,036,000, compared to $22,936,000 at June 30, 2015. Total debt was $14,267,000, compared to $13,802,000 at June 30, 2015. To become more efficient in our capital management, we continue to reduce inventory levels, which declined 20.9 percent from the year ago period and 4.0 percent sequentially. Working capital at September 25, 2015 was $97,475,000, compared to $112,776,000 at June 30, 2015. We are evaluating additional opportunities to focus Twin Disc’s resources and capital on core manufacturing and product development activities. Capital expenditures during the fiscal 2016 first quarter were $1,403,000 compared with $2,175,000 for the same period last year. We will proactively manage our balance sheet through the year to control expenses, reduce liabilities, and increase liquidity.”

Mr. Batten continued: “Our six-month backlog at September 25, 2015 was $37,526,000 compared to $34,397,000 at June 30, 2015, and was $63,979,000 at September 26, 2014. We expect difficult market conditions within the oil and gas, and pleasure craft marine markets to continue throughout the year and we are adjusting our business to meet these expectations. In addition, we are unlocking value of select distribution companies to reduce the capital intensity of these operations, while using proceeds to enhance our liquidity and invest in new technologies and product line enhancements. We are implementing strategies to manage the business through this sustained downturn, in addition to the actions we have already taken. We will be targeting additional actions in our second fiscal quarter to achieve annualized savings of $4,000,000. We will also continue to evaluate our global manufacturing capacity for reorganization opportunities in light of current and forecasted market demand. We will use this period to enhance our cost structure, adjust how we allocate capital and invest in our product lines. There are significant opportunities in the markets in which we compete, and I am confident we will emerge from this challenging period a stronger company.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, October 27, 2015. To participate in the conference call, please dial 888-329-8862 five to 10 minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. October 27, 2015 until midnight November 3, 2015. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 9945345.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE (LOSS) INCOME

(In thousands, except per-share data; unaudited)

	Three Months Ended
	September 25, 2015	September 26, 2014
Net sales	$37,373	$64,824
Cost of goods sold	29,183	42,435
Gross profit	8,190	22,389
Marketing, engineering and administrative expenses	15,240	15,910
Other operating income	(500)	0
(Loss) earnings from operations	(6,550)	6,479
Interest expense	91	164
Other income, net	(158)	(340)
(Loss) earnings before income taxes and non-controlling interest	(6,483)	6,655
Income taxes	(2,208)	2,593

Net (loss) earnings	(4,275)	4,062
Less: Net earnings attributable to non-controlling interest, net of tax	(48)	(19)
Net (loss) earnings attributable to Twin Disc	$(4,323)	$4,043
(Loss) earnings per share:
Basic (loss) earnings per share attributable to Twin Disc common shareholders	$(0.39)	$0.36
Diluted (loss) earnings per share attributable to Twin Disc common shareholders	$(0.39)	$0.36
Weighted average shares outstanding:
Basic	11,313	11,270
Diluted	11,313	11,276
Dividends per share	$0.09	$0.09

Comprehensive (loss) income:
Net (loss) earnings	$(4,275)	$4,062
Other comprehensive income:
Benefit plan adjustments, net	739	488
Foreign currency translation adjustment	(1,805)	(4,328)
Comprehensive (loss) income	(5,341)	222
Comprehensive income attributable to non-controlling interest	(29)	(28)
Comprehensive (loss) income attributable to Twin Disc	$(5,370)	$194

 Reconciliation of Consolidated net (loss) Earnings to EBITDA

(In thousands; unaudited)

	Three Months Ended
	September 25, 2015	September 26, 2014
Net (loss) earnings attributable to Twin Disc	$(4,323)	$4,043
Interest expense	91	164
Income taxes	(2,208)	2,593
Depreciation and amortization	2,221	2,564
(Loss) earnings before interest, taxes, depreciation and amortization	$(4,219)	$9,364

 CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; unaudited)

	September 25,	June 30,
	2015	2015
ASSETS
Current assets:
Cash	$23,036	$22,936
Trade accounts receivable, net	31,290	43,883
Inventories, net	77,047	80,241
Deferred income taxes	3,776	4,863
Other	13,261	17,907
Total current assets	148,410	169,830

Property, plant and equipment, net	55,366	56,427
Goodwill, net	12,779	12,789
Deferred income taxes	12,931	4,878
Intangible assets, net	2,169	2,186
Other assets	4,137	3,752

TOTAL ASSETS	$235,792	$249,862

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,571	$3,571
Accounts payable	18,418	20,729
Accrued liabilities	28,946	32,754
Total current liabilities	50,935	57,054

Long-term debt	10,696	10,231
Accrued retirement benefits	37,157	38,362
Deferred income taxes	1,052	1,093
Other long-term liabilities	2,222	2,955

Total liabilities	102,062	109,695

Twin Disc shareholders’ equity: Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	11,517	12,259
Retained earnings	185,465	190,807
Accumulated other comprehensive loss	(36,529)	(35,481)

	160,453	167,585
Less treasury stock, at cost (1,776,074 and 1,832,121 shares, respectively)	27,200	28,057

Total Twin Disc shareholders' equity	133,253	139,528

Non-controlling interest	477	639
Total equity	133,730	140,167

TOTAL LIABILITIES AND EQUITY	$235,792	$249,862

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	Three Months Ended
	September 25, 2015	September 26, 2014

Cash flows from operating activities:
Net (loss) earnings	$(4,275)	$4,062
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	2,221	2,564
Other non-cash changes, net	(6,628)	962
Net change in operating assets and liabilities	6,310	(7,209)
Net cash (used) provided by operating activities	(2,372)	379

Cash flows from investing activities:
Acquisitions of fixed assets	(1,403)	(2,175)
Proceeds from sale of business	3,378	-
Proceeds from life insurance policy	1,907	-
Proceeds from sale of fixed assets	201	89
Other, net	(185)	(166)
Net cash provided (used) by investing activities	3,898	(2,252)

Cash flows from financing activities:
Payments of notes payable	-	(29)
Borrowings under revolving loan agreement	22,780	21,750
Repayments under revolving loan agreement	(22,315)	(16,550)
Proceeds from exercise of stock options	-	15
Dividends paid to shareholders	(1,019)	(1,015)
Dividends paid to non-controlling interest	(192)	(219)
Excess tax (shortfall) benefits from stock compensation	52	(31)
Payments of withholding taxes on stock compensation	(190)	(314)
Net cash (used) provided by financing activities	(884)	3,607

Effect of exchange rate changes on cash	(542)	(791)

Net change in cash and cash equivalents	100	943

Cash and cash equivalents:
Beginning of period	22,936	24,757

End of period	$23,036	$25,700